Exhibit 10.4

METLIFE DEFERRED COMPENSATION PLAN FOR
GLOBALLY MOBILE EMPLOYEES

Effective July 31, 2014

PREAMBLE

Effective July 31, 2014, MetLife International Holdings, Inc. established the MetLife Deferred Compensation Plan for Globally Mobile Employees (the “Plan”), an unfunded non-qualified retirement plan, for the benefit of select employees of Participating Companies. This Plan shall be an unfunded plan maintained by the Company solely for the purpose of providing deferred compensation to a select group of management or highly-compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act. This Plan shall be construed and administered as a nonqualified deferred compensation plan as defined in section 409A(d)(1) of the Code that is intended to satisfy the requirements of Code section 409A(a)(2), (3) and (4) and the Treasury Regulations thereunder.

1.    DEFINITIONS

1.01
“Applicable Underlying Plan” shall mean either (1) the Alico Overseas Pension Plan, but only if the Participant accrues any benefits under the Alico Overseas Pension Plan after the Effective Date of this Plan, or (2) the MetLife Retirement Plan for Globally Mobile Employees.

1.02
“Annual Variable Pay” means any annual cash bonus paid to a participant by his employer pursuant to MetLife’s Annual Variable Incentive Plan (“AVIP”). Any other incentive pay, including grants under equity plans and amounts paid in cash under an equity or synthetic equity plan and any cash bonuses paid outside of AVIP, shall not be considered part of a Participant’s Annual Variable Pay.

1.03
“Base Salary” shall mean the annual basic compensation paid by the Company or a Participating Company to a Participant during a Plan Year. Base Salary shall not include, by way of example and not by way of limitation, any commissions, premium pay, shift differential, foreign service allowance, bonuses, overtime or special pay, or the Company's or Participating Company's cost for any public or private employee benefit plan including this Plan.

1.04	“Board of Directors” shall mean the Board of Directors of MetLife International Holdings, Inc.

1.05	“Cash Balance Account” shall mean the notional account established under Section 4.01 of the Plan to track the benefits accrued by a Participant.

1.06	“Company" shall mean MetLife International Holdings, Inc. (“MIHI”) or any successor by merger, purchase or otherwise, with respect to its Employees who are Participants.

1.07	“Compensation” shall mean Base Salary and Annual Variable Pay paid to an Employee during the Plan Year for service rendered to the Company or a Participating Company.

1.08	"Credited Service" is used to determine a Participant's benefit and shall mean service credited under the Plan as provided in Article 3.

1.09
“Domestic Partner” means an individual with whom an Employee has entered into a certified civil union (or similar relationship) under the applicable law of any country; or with whom the Employee has a mutually dependent relationship where each party accepts financial responsibility for the other, similar to a marriage, regardless of whether the parties are of the same or opposite gender.

In order for a Domestic Partner relationship to be recognized by the Plan, both the employee and the domestic partner must be (i) at least 18 years of age, (ii) unmarried, (iii) the sole civil union spouse/partner or domestic partner of the other, (iv) sharing a primary residence with each other, and (v) unrelated to the other.

1.10	"Effective Date" shall mean July 31, 2014.

1.11
"Employee" shall mean a salaried person who is employed by the Company or a Participating Company on a full time basis, and who receives Base Salary. Every person who works for at least 20 hours a week and for at least 6 months a year shall be considered a full-time Employee. The Plan Administrator or its designee shall, in its discretion, select and approve Participants in the Plan from among the Employees.

1.12
"Participant" shall mean any eligible Employee who becomes a Participant in the Plan in accordance with Article 2. Where so indicated in the context, "Participant" also refers to a person who is no longer accruing Credited Service but who is eligible for a benefit under this Plan at the date he ceased to accrue Credited Service, including a person who is no longer employed by any affiliate of the MetLife, Inc. enterprise, but has not yet received a complete distribution of his benefits under the Plan.

1.13	"Participating Company" shall mean a company which is participating in the Plan pursuant to Article 8 with respect to its Employees who are Participants.

1.14	"Plan" shall mean the MetLife Deferred Compensation Plan for Globally Mobile Employees.

1.15	"Plan Administrator" shall mean the party responsible for the administration of the Plan as provided in Article 9.

1.16	“Plan Year” shall mean the calendar year.

1.17	“Provident Fund” shall mean a state sponsored retirement that is maintained on an account balance basis, out of which a lump sum is provided to each employee on retirement.

1.18
"Vesting" shall mean the point in time when a Participant has earned a nonforfeitable benefit under the Plan. A Participant vests in his benefits under this Plan at the same time that he would have vested in his benefits under the Applicable Underlying Plan if the Applicable Underlying Plan counted service with respect to which the Participant is subject to United States Federal Income Tax as vesting service.

2.    PARTICIPATION

2.01    Each Employee who participates in an Applicable Underlying Plan, whose Compensation for the Plan Year is subject to United States Federal Income Tax, and who is invited to join this Plan by the Plan Administrator or its designee, shall become a Participant in this Plan as of the first day of the calendar month coincident or following the latest of (i) the date he completes six months of service as an Employee, or (ii) the date of participation designated by the Plan Administrator or its designee. Solely for purposes of determining a Participant’s Credited Service under Article 3 and his benefit under Article IV, the Plan Administrator can designate a date of participation that is prior to the Effective Date of the Plan.

2.02    Notwithstanding Section 2.01, above, anyone who is, was, or becomes an executive officer of MetLife, Inc., MetLife’s Chief Accounting Officer, or MetLife’s Chief Risk Officer, is not eligible to participate in this Plan, and will immediately cease to participate in this Plan, unless or until the Plan or such officer’s participation in the Plan has been approved by the compensation committee and the board of directors of MetLife, Inc.  This Plan does not apply, and will immediately cease to apply, to anyone who is, was, or becomes a principal officer of Metropolitan Life Insurance Company unless or until the Plan or such officer’s participation in the Plan has been approved by the compensation committee and the board of directors of Metropolitan Life Insurance Company.”

2.03    An Employee's participation in the Plan shall continue during any period of disability salary continuance or weekly disability income benefits under a short-term disability program sponsored by the Company or a Participating Company or any affiliate of the MetLife, Inc. enterprise or otherwise mandated by law. During any such period, the accrual of Credited Service, and the Compensation credited to such Employee, shall be determined based on the terms of the Applicable Underlying Plan.

2.04    A non-vested Employee's participation in the Plan shall terminate if, prior to becoming Vested, he ceases to be an employee of the Company, a Participating Company, or any affiliate of the MetLife, Inc. enterprise. Participation shall be continued during a period while on leave of absence from service approved by the Company or a Participating Company, but no benefit accruals shall be allowed with respect to such period unless a leave of absence is due to required service in the armed forces in the country of his residence or citizenship, in which event credit may be allowed thereof as provided in the Applicable Underlying Plan.

2.05    Each Participant, before any benefit shall be payable to him or on his account under the Plan, shall file with the Plan Administrator such information as it shall require to establish his rights and benefits under the Plan. The Participant shall be responsible for notifying the Plan Administrator of any benefits that are offset under Section 4.04 of the Plan and any other information that the Plan Administrator requests or needs in order to calculate the Participant’s benefits under the Plan. In addition, the Participant is responsible for keeping the Plan Administrator notified of his most current address.

3. CREDITED SERVICE

3.01(A) All service with the Company or a Participating Company rendered by a Participant, from the date he becomes a Participant in this Plan or an Applicable Underlying Plan, whichever is earlier, to the date that he ceases to be an employee of the Company, a Participating Company, or any affiliate of the MetLife, Inc. enterprise, shall be Credited Service under this Plan. Notwithstanding the foregoing, Service rendered by a Participant prior to the Effective Date of the Plan shall not considered Credited Service unless, the Plan Administrator, in its sole discretion, designates a date of participation for such Participant that is prior to the Effective Date of the Plan. An Employee's Credited Service shall be measured in years and months with each partial month of Credited Service treated as one full month.

(B) (1) In addition, for a Participant whose Applicable Underlying Plan is the Alico Overseas Pension Plan, once the Participant has vested in his benefit under the Alico Overseas Plan, then all service in the employ of the Company or a Participating Company (except such Employee’s first six months of service) shall be Credited Service under this Plan except as set forth in the paragraph immediately below.

(2)    Notwithstanding the foregoing, a Participant whose Applicable Underlying Plan is the Alico Overseas Plan:

(i) who becomes an Employee after December 31, 1990 shall not receive Credited Service under this Plan for service rendered prior to his 21st birthday;

(ii) who became an Employee after December 31, 1975 and prior to January 1, 1991 shall not receive Credited Service under this Plan for service rendered prior to his 25th birthday;

(iii) who became an Employee prior to January 1, 1976 shall not receive Credited Service under this Plan for service rendered prior to his 30th birthday.

4.    BENEFITS

4.01     A Cash Balance Account will be established under this Plan for each Participant whose Applicable Underlying Plan is the MetLife Retirement Plan for Globally Mobile Employees. The Cash Balance Account will be credited with Compensation Credits for each year of the Participant’s Credited Service, as provided in Section 4.02, and Interest Credits for each Plan Year, as provided under Section 4.03, until the earlier of the date that the Participant either receives a distribution of his entire Cash Balance Account or he ceases to be an employee of the Company, a Participating Company, or any affiliate of the MetLife, Inc. enterprise.

4.02    For each calendar month in which a Participant performs who has a Cash Balance Account performs Credited Service, such Participant’s Cash Balance Account shall be credited, at the time selected by the Plan Administrator in his discretion but not less frequently than once per calendar year, with Compensation Credit equal to 8 percent of the United States dollar equivalent of the Participant’s Compensation; provided, however, that a Participant’s Compensation Credit shall not exceed $240,000 for any Plan Year. United States dollar equivalent shall be determined based on the rate selected by the Plan Administrator in his discretion.

4.03    At the time selected by the Plan Administrator in his discretion but not less frequently than once per calendar year, there shall be credited to each Cash Balance Account with a positive balance an Interest Credit equal to the monthly nominal interest rate derived from the interest rate of 30-year United States Treasury Securities for the November preceding the Plan Year with respect to which such Interest Credits are made, multiplied by the Cash Balance Account balance determined as of the last day of the prior valuation date (including Compensation Credits and Interest Credits made as of the last day of the prior valuation date).

4.04    Benefit based on Cash Balance Account

A Participant who has Vested in his Cash Balance Account and then separates from service (i.e., he is no longer employed by the Company, a Participating Company, or any affiliate of the

MetLife, Inc. Enterprise) shall be paid a lump sum benefit equal to the value of his Cash Balance Account balance as of the first of the month following his separation from Service, reduced by:

(i)     The Participant’s benefit under the Applicable Underlying Plan, to the extent that the benefit under the Applicable Underlying Plan was earned at the same time the Participant was participating in this Plan;

(ii)     An amount that is the actuarial equivalent of the portion of any Provident Fund attributable to Company or Participating Company contributions attributable to the Participant’s period of Credited Service, but only to the extent that such amount was not taken into account in determining the Participant’s benefit under the Applicable Underlying Plan;

(iii)    An amount that is the actuarial equivalent of any termination indemnity or severance allowance that the Company or Participating Company must pay under any applicable law or labor agreement, to the extent attributable to the Participant’s period of Credited Service, not including any severance plan or policy of the Company, Participating Company, or any affiliate of the MetLife, Inc. enterprise, or any individually negotiated severance or employment agreement, but only to the extent that such amount was not taken into account in determining the Participant’s benefit under the Applicable Underlying Plan;

(iv)    The value, expressed as a lump sum, of the Company's and Participating Company's contributions to a defined contribution plan that are attributable to the Participant’s period of Credited Service, and earnings thereon, regardless of whether the defined contribution plan is sponsored by the Company or a Participating Company or any affiliate of the MetLife, Inc. enterprise or mandated by law, but only to the extent that such amount was not taken into account in determining the Participant’s benefit under the Applicable Underlying Plan; and

(v)    The lump sum actuarial equivalent of the amount due a participant from a defined benefit plan sponsored by the Company or a Participating Company or any affiliate of the MetLife, Inc. Enterprise that relates to benefits accrued under such plan during the Participant’s period of Credited Service, but only to the extent that such amount was not taken into account in determining the Participant’s benefit under the Applicable Underlying Plan.

4.05 A Participant whose Applicable Underlying Plan is the Alico Overseas Plan, who becomes Vested in his benefit under this Plan and then separates from service (i.e., he is no longer employed by the Company, a Participating Company, or any affiliate of the MetLife, Inc. Enterprise) shall receive a benefit from this Plan that is equal to the difference between the benefit to which the Participant would have been entitled under the Alico Overseas Plan if the Alico Overseas Plan took into account service, and compensation for service, with respect to which the Participant is subject to United States Federal Income Tax, and the Participant’s the actual benefit under the Alico Overseas Plan. The Participant’s benefit from this Plan shall be paid in the form of a lump sum. The lump sum amount of the benefit shall be the actuarial equivalent of the difference between the two annuities. Actuarial equivalence shall be determined based on the factors selected by Plan Administrator in his discretion.

4.06    A Participant’s benefits under this Plan shall be paid within sixty days of the first day of the month following the month in which the Participant terminated employment with the Company, provided, however, that, any Participant identified as a Key Employee as that term is defined under 409A of the Internal Revenue Code, and, whose benefit is payable due to separation from service or Retirement shall not have his/her benefits paid under this Plan until six months have elapsed since his separation from service with the Company (or a Participating Company or any affiliate of the MetLife, Inc. enterprise). The determination of who is a Key Employee will be based on taxable compensation paid during the 12-month period ending August 31st of the calendar year immediately preceding the year of the distribution.

4.07    The Participant’s benefits shall be payable in United States dollars. The Plan Administrator may, at its discretion, honor the written request of a Participant to have the benefit paid in the currency of his choice. If the benefit of a Participant is paid in a currency other than United States dollars, the exchange rate to be used shall be the rate selected by the Plan Administrator in his discretion.

4.08    Death Benefit. If a Participant should die while an Employee after Vesting in his benefit under this Plan, his surviving spouse or Domestic Partner, or if none, his designated beneficiary, upon submitting proof of death satisfactory to the Plan Administrator, shall receive a death benefit under this Section. In addition, in order to be eligible for a death benefit under this Section, the spouse must be married to the Participant, or the in case of a Domestic Partner, the relationship with the Participant must have satisfied the requirements of a Domestic Partner relationship set for in Section 1.10, for a minimum of 6 (six) months. The death benefit shall be the benefit to which the Participant would have been entitled had he separated from service with the Company or a Participating Company (and all affiliates of the MetLife, Inc. enterprise) as of his date of death. The death benefit will be paid as soon as administratively practicable following the date that the Plan Administrator is notified of the Participant’s death.

4.09	Distributions to Alternate Payees

Alternate payees receiving benefits under the Plan through a domestic relations order that, as determined in the sole discretion of the Plan Administrator, would, had it been issued by a court in the United States, satisfy the definition of a Qualified Domestic Relations Order (“QDRO”) as defined under section 414 (p) of the Internal Revenue Code, will receive benefits in a lump sum at the time specified in the domestic relations order. In the absence of a specified time for payment in the domestic relations order, the alternate payee will have benefits paid to them at the same time as benefits are paid under this Plan to the Participant from whom his interest in the Plan arose.

In no event will benefits be distributed under a domestic relations order prior to the Participant’s separation from employment with the Company. Further, distributions pursuant to a domestic relations order will not be made at any time or in any form not allowed, in the sole discretion of the Plan Administrator, under the Plan or under the laws governing this Plan. Alternate payees have the status of beneficiaries under this Plan.

5. UNFUNDED PLAN.

The Plan is completely unfunded. Except as obligations under this Plan have been undertaken pursuant to plans or other arrangements offered by another company, obligations under this Plan are obligations of the Company. All obligations under this Plan are entirely separate from the obligations under any other plan sponsored by the Company, a Participating Company or any affiliate of the MetLife, Inc. enterprise. Participation in this Plan does not give a Participant a right to any funds or assets of the Applicable Underlying Plan, the Company, a Participating Company or any affiliate of the MetLife, Inc. enterprise.

6. NON-TRANSFERABILITY OF PARTICIPANT’S INTEREST

No Participant shall have any power or right to transfer, assign, mortgage, commute or otherwise encumber any of the Plan benefits payable hereunder, nor shall such benefits be subject to seizure for the payment of any debts or judgments, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. However, if the Plan administrator determines that the Participant owes money to the Company or any affiliate of the MetLife, Inc. enterprise, the Plan Administrator will, to the extent permitted under applicable law, offset the amount owed against the Plan benefit(s) payable to the Participant.

7. EFFECT OF TAXES

Payments under this Plan shall be made after withholding of any government, state or local income, employment or other taxes, that the Plan Administrator, in his sole discretion, deems reasonable. All tax liabilities arising out of benefits under this Plan are the sole obligation of the Plan Participant(s) or his beneficiary, including but not limited to, any tax liabilities that may arise under Section 409A of the Internal Revenue Code. In the event that a Participant or beneficiary incurs greater tax burdens from payments under this Plan (whether income, employment, estate or other tax burdens) than they would if such payments had been made from the Applicable Underlying Plan, neither the Company nor any other person shall have an obligation to reimburse the Participant or beneficiary for such greater tax burdens.

8.    PARTICIPATING COMPANIES

Participating Company means MetLife Global, Inc.

9.    ADMINISTRATION OF THE PLAN

9.01     The Plan Administrator shall be the Plan Administrator for the MetLife Retirement Plan for Globally Mobile Employees.

9.02     The Plan Administrator shall administer the Plan.

9.03     The Plan Administrator may establish, amend and rescind rules and regulations relating to the Plan, provide for conditions necessary or advisable to protect the interests of the Company, the Participating Companies or any affiliate of the MetLife, Inc. enterprise, construe all communications related to the Plan, and make all other determinations it deems necessary or advisable for the administration and interpretation of the Plan. The Plan Administrator may conform any provision of this Plan to the extent such provision is inconsistent with applicable law. Wherever the term “equivalent actuarial value”, “actuarial equivalent” or a term with a similar meaning is used throughout the Plan and specific actuarial assumptions are not included, the actuarial factors to be used shall be determined by such Plan Administrator.

9.04    Determinations, interpretations, and other actions made by the Plan Administrator shall be final, binding, and conclusive for all purposes and upon all individuals.

9.05    The Plan Administrator may prescribe forms as the sole and exclusive means for Participants to take actions authorized or allowed under the Plan. The Plan Administrator may issue communications to eligible Employees and Participants as it deems necessary or appropriate in connection with the Plan.

9.06    Except to the extent prohibited by law, communications by the Plan Administrator (and by an eligible Employee or Participant to the extent authorized by the Plan Administrator) of any document or writing, including any document or writing that must be executed by a party, may be in an electronic form of communication.

9.07     The Plan Administrator may appoint such agents, who may be officers or employees of the Company, a Participating Company or any affiliate of the MetLife, Inc. enterprise, as it deems necessary or appropriate to assist in administering the Plan and may grant authority to such agents to execute documents and take action on its behalf. The Plan Administrator may engage or consult, as appropriate, such legal counsel, consultants, actuaries, third party administrators or other professionals as it deems desirable and may rely on any opinion, as applicable, received from any such professional or from its agent. All expenses incurred in the administration of the Plan shall be paid by the Company, a Participating Company, or one or more affiliates of the MetLife, Inc. enterprise.

10.    CERTAIN RIGHTS AND LIMITATIONS

10.01    The Company or the Plan Administrator may amend in whole or in part any or all of the provisions of the Plan and may do so retroactively if deemed necessary or appropriate to conform with governmental regulations; provided, however, that the Plan Administrator may not so amend the Plan if any such amendment or group of amendments made effective on the same date would increase or decrease Participants’ annual benefit accruals by $2 million or more. The Company may terminate the Plan for any reason at any time. In case of termination or partial termination of the Plan, benefits accrued under the Plan by Participants affected by such termination or partial termination shall become fully vested and nonforfeitable.

10.02     The establishment of the Plan shall not be considered as conferring any legal rights upon any Employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company or a Participating Company to discharge any Participant and to treat him without regard to the effect which such treatment might have upon him as a Participant of the Plan.

10.03     In the event of the death of a Participant or beneficiary not survived by a person designated to receive any payment then due, or in the event that the Plan Administrator shall find that a Participant or beneficiary entitled to a benefit is unable to care for his affairs because of illness or accident or is a minor or has died, the Plan Administrator may direct that any benefit payment due him unless claim shall have been made therefore by a duly appointed legal representative, be paid to his spouse, child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefore.

11. CLAIMS AND REVIEW PROCEDURE

11.01 Claims for benefits and appeals of denied claims under the Plan shall be administered in accordance with Section 503 of ERISA, the regulation thereunder (and any other law that amends, supplements or supersedes Section 503 of ERISA), and the procedures adopted by the Plan Administrator, or its delegate, as appropriate. The claims procedures referenced above are incorporated herein by reference. The Plan shall provide adequate notice to any claimant whose claim for benefits under the Plan has been denied, setting for the reasons for such denial, and afford a reasonable opportunity to such claimant for a full and fair review by the Plan Administrator of the decision to deny the claim. Benefits will paid under the Plan on if the Plan Administrator, or its delegate, determines in its discretion that the applicant is entitled to them.

11.02 No suit to recover benefits under this Plan shall be brought more than six months following the expiration of the claims and review procedures described in Section 11.01, above.

12.     CONSTRUCTION

12.01    The Plan shall be construed, regulated and administered under the laws of the State of New York.

12.02 The masculine pronoun shall mean the feminine wherever appropriate.